EXHIBIT 18

Ernst & Young LLP	787 Seventh Avenue	Phone: 212 773-3000
New York, New York 10019

May 8, 2000

Mr. Myles R. Itkin
Senior Vice President, Chief Financial Officer
& Treasurer
Overseas Shipholding Group, Inc.
511 Fifth Avenue
New York, NY 10017

Dear Sir:

Note A of notes to the unaudited condensed consolidated financial statements of Overseas Shipholding Group, Inc. included in its Form 10-Q for the period ended March 31, 2000 describes a change in the method of accounting for voyage revenues from the completed voyage method calculated on a load-to-load basis to the percentage of completion method calculated on a discharge-to-discharge basis. There are no authoritative criteria for determining a "preferable" voyage-revenue method based on the particular circumstances; however, we conclude that such change in the method of accounting is to an acceptable alternative method which, based on your business judgment to make this change and for the stated reasons, is preferable in your circumstances. We have not conducted an audit in accordance with generally accepted auditing standards of any financial statements of the Company as of any date or for any period subsequent to December 31, 1999, and therefore we do not express any opinion on any financial statements of Overseas Shipholding Group, Inc. subsequent to that date.

Very Truly Yours,

ERNST & YOUNG LLP